===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Devon Energy Corporation
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:


Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                         20 North Broadway, Suite 1500
                         Oklahoma City, OK 73102-8260

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 17, 2001

                               ----------------

To the Stockholders of
Devon Energy Corporation:

   The Annual Meeting of Stockholders of Devon Energy Corporation will be held on May 17, 2001 at 10:00 a.m. (Oklahoma City time) in the Egbert Room on the second floor of The Renaissance Oklahoma City Hotel, Ten North Broadway, Oklahoma City, Oklahoma, for the following purposes:

  1. To elect three directors for terms expiring in the year 2004; and

  2. To transact such other business as may properly come before the meeting or any adjournments of the meeting.

   Stockholders of record at the close of business on March 29, 2001 are entitled to notice of and to vote at the meeting. A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for the ten days prior to the meeting at the offices of Devon and at the meeting. For reasons outlined in the attached Proxy Statement, the Board of Directors recommends a vote "FOR" the election of directors nominated by the Board of Directors.

                                   IMPORTANT

   Your proxy is important to assure a quorum at the meeting. Whether or not you expect to attend the meeting, please vote in any one of the following ways:

  .  use the toll-free telephone number shown on the proxy card;

  .  use the internet web site shown on the proxy card; or

  . mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ JANICE A. DOBBS
                                          Janice A. Dobbs
                                          Corporate Secretary

Oklahoma City, Oklahoma
April 10, 2001

                           DEVON ENERGY CORPORATION

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 17, 2001

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Devon Energy Corporation ("Devon" or the "Company") to be used at the Annual Meeting of Stockholders and any adjournment thereof (the "Meeting"). The Meeting will be held on May 17, 2001. This Proxy Statement is first being sent to the stockholders on or about April 10, 2001.

                                  THE COMPANY

   Devon is an independent energy company engaged primarily in oil and gas exploration, development and production and in the acquisition of producing properties. Devon currently owns oil and gas properties concentrated in five operating divisions: the Permian/Mid-Continent, Rocky Mountain and Gulf divisions include onshore properties in the continental United States and offshore properties primarily in the Gulf of Mexico; Canada, which includes properties in the Western Canadian Sedimentary Basin in Alberta and British Columbia; and the International Division, which includes properties in Azerbaijan, South America, Southeast Asia and West Africa.

   At December 31, 2000, Devon's estimated proved reserves were 1,097.4 million barrels of oil equivalent, of which 53% were natural gas reserves and 47% were oil and natural gas liquids reserves. The present value of pre-tax future net revenues discounted at 10% per annum assuming essentially constant prices of such reserves was $17.7 billion. Devon is one of the top five public independent oil and gas companies based in the United States, as measured by oil and gas reserves. Unless otherwise indicated, all dollar amounts in this Proxy Statement are expressed in U.S. dollars.

   Since September 29, 1988, Devon's common stock (the "Common Stock") has been traded on the American Stock Exchange (the "AMEX") under the symbol "DVN." In addition, following the Northstar combination, a new class of exchangeable shares (the "Exchangeable Shares") began trading on The Toronto Stock Exchange under the symbol "NSX." These shares are essentially equivalent to Devon Common Stock. However, because they are issued by Devon's wholly-owned subsidiary, Northstar, they qualify as a domestic Canadian investment for Canadian institutional stockholders. They are exchangeable at any time, on a one-for-one basis, for Common Stock of Devon. The shares of Common Stock and the Exchangeable Shares are together referred to herein as the "Voting Shares." All holders of Common Stock and Exchangeable Shares are referred to herein as "stockholders" of the Company.

   The Company's mailing address is 20 North Broadway, Suite 1500, Oklahoma City, OK 73102-8260. Its telephone number is (405) 235-3611.

   All references in this proxy statement to Devon or the Company include its predecessors and subsidiary corporations.

                              GENERAL INFORMATION

Purpose of the Meeting

   At the Meeting, the stockholders will elect three directors for terms expiring in the year 2004. The stockholders will also consider and vote upon such other business as may properly come before the Meeting or any adjournment thereof.

Voting at the Meeting

   The Board of Directors has established March 29, 2001 as the record date (the "Record Date") to determine stockholders entitled to notice of and to vote at the Meeting.

   Voting by Holders of Common Stock. At the close of business on the Record Date, there were 126,803,241 shares of Common Stock outstanding, each of which are entitled to one vote at the Meeting. The enclosed proxy is a means by which a stockholder may authorize the voting of his or her shares of Common Stock at the Meeting. Each proxy that is properly signed, dated and returned in time for the Meeting, and not revoked, will be voted in accordance with instructions contained therein. If no contrary instructions are given, proxies will be voted "FOR" the three director nominees nominated by the Board of Directors. A proxy may be revoked at any time prior to its exercise by delivering a written notice of revocation or a later dated proxy to the Corporate Secretary of the Company. In addition, a stockholder present at the Meeting may revoke his or her proxy and vote in person. The Company has furnished this Proxy Statement, the accompanying Notice of Meeting, the proxy card and certain related materials to the holders of Common Stock.

   Voting by Holders of Exchangeable Shares. As of the close of business on the Record Date, there were 2,610,440 Exchangeable Shares outstanding. Each Exchangeable Share is entitled to one vote at the Meeting through a Voting and Exchange Trust Agreement dated December 10, 1998, as amended on August 17, 1999 (the "Voting Agreement"). Under the Voting Agreement, CIBC Mellon Trust Company (the "Trustee") is entitled to exercise certain voting rights on behalf of holders of the Exchangeable Shares. The Trustee holds one share of Special Voting Stock of the Company (the "Special Voting Share"). The Special Voting Share is entitled to a number of votes equal to the number of Exchangeable Shares outstanding from time to time that are held by persons other than the Company. Pursuant to the Voting Agreement, each holder of Exchangeable Shares (other than the Company) is entitled to give the Trustee voting instructions for a number of votes equal to the number of such holder's Exchangeable Shares. A voting direction card is a means by which a holder of Exchangeable Shares may authorize the voting of his or her voting rights at the Meeting. The Trustee will exercise each vote only as directed by the relevant holders on the voting direction card. In the absence of instructions from a holder as to voting, the Trustee will not exercise such votes. A holder may also instruct the Trustee to give him or her a proxy entitling him or her to vote personally the relevant number of votes or to grant to the Company's management a proxy to vote such votes. The voting direction may be revoked at any time prior to its exercise by delivering a written notice of revocation or a later dated voting direction card to the Trustee. In addition, a holder of Exchangeable Shares present at the Meeting may revoke his voting direction card and vote in person. The Trustee has furnished (or caused the Company to furnish) this Proxy Statement, the accompanying Notice of Meeting, the voting direction card and certain related materials to the holders of Exchangeable Shares.

   General Procedures. The office of the Company's Corporate Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Meeting. The Common Stock and the Special Voting Share vote together as a single class. The holders of a majority of the Voting Shares entitled to vote, present in person or by proxy, constitute a quorum. Election of each director at the Meeting will be by a plurality of votes cast at the meeting. Votes may be cast in favor of the election of each director or withheld. The Company believes that brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold Common Stock in street name for customers, but have not received instructions from a beneficial owner, have the authority under the rules of the NYSE to vote those shares with respect to the election of directors. In Canada, registrants and their nominees may not exercise voting rights without instructions from a beneficial owner. Therefore, no votes with respect to the Exchangeable Shares will be cast without specific instructions to the Trustee.

   Except as provided by law or the Company's Certificate of Incorporation or Bylaws, the affirmative vote of the holders of a majority of the Voting Shares, present in person or by proxy, entitled to vote at the Meeting is required to take action with respect to any other matter that may properly be brought before the Meeting. Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy.

   The Company will (i) count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Meeting; (ii) treat abstentions as votes not cast but as shares represented at the Meeting for determining results on actions requiring a majority vote; (iii) not consider broker non-votes for determining actions requiring a majority vote; and (iv) consider neither abstentions nor broker non-votes in determining results of plurality votes.

   The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail or personally by directors, officers or regular employees of the Company, none of whom will receive additional compensation therefor. The Company has also retained Morrow & Co., Inc. to assist in solicitation of proxies for a fee of $4,500, plus reimbursement of certain expenses. Those holding shares of Common Stock of record for the benefit of others ("Nominee Holders") are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. The Company will reimburse Nominee Holders for their reasonable out-of-pocket expenses.

   The Board of Directors, as recommended by the Audit Committee, has selected KPMG LLP to serve as the Company's independent public accountant for the fiscal year ending December 31, 2001. Representatives of KPMG LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

   Management's Ownership of Voting Shares. Devon's officers and directors own a total of 2,524,674 Voting Shares, or 2% of the total 129,413,681 Voting Shares entitled to be voted at the meeting, and intend to vote all of such shares in favor of the election of the three nominees for director named herein.

   YOUR PROXY VOTE IS IMPORTANT. YOU ARE ASKED TO VOTE BY USING EITHER THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD; THE INTERNET WEB SITE SHOWN ON THE PROXY CARD; OR BY RETURNING THE ACCOMPANYING PROXY CARD OR VOTING DIRECTION CARD, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING.

                         PRINCIPAL SECURITY OWNERSHIP

   The table below sets forth, as of March 29, 2001, the names and addresses of each person known by management to own beneficially more than 5% of the Company's outstanding Voting Shares, the number of Voting Shares beneficially owned by each such stockholder and the percentage of outstanding Voting Shares owned. The table also sets forth the number and percentage of outstanding Voting Shares beneficially owned by the Company's Chief Executive Officer ("CEO"), each of the Company's directors, the four most highly compensated executive officers other than the CEO and by all officers and directors of the Company as a group.

                                                                       Percent
                                                        Number of        of
Name and Address of Beneficial Owner                    Shares (1)      Class
- ------------------------------------                    ----------     -------
FMR Corp............................................... 10,683,849(2)    8.3%
 82 Devonshire Street
 Boston, MA 02109

Kerr-McGee Corporation.................................  9,954,000(3)    7.7%
 123 Robert S. Kerr Avenue
 Oklahoma City, Oklahoma 73102
J. Larry Nichols*......................................    863,201(4)     **
Michael E. Gellert*....................................    323,720(5)     **
William T. Vaughn......................................    180,259(6)     **
Darryl G. Smette.......................................    180,100(7)     **
David M. Gavrin*.......................................     85,251(8)     **
J. Michael Lacey.......................................     80,401(9)     **
Duke R. Ligon..........................................     62,644(10)    **
John A. Hill*..........................................     54,264(11)    **
Michael M. Kanovsky*...................................     43,526(12)    **
William E. Greehey*....................................     29,922(13)    **
Thomas F. Ferguson*....................................     12,000(14)    **
William J. Johnson*....................................     10,180(15)    **
Robert B. Weaver*......................................      3,523(16)    **
Robert A. Mosbacher, Jr.*..............................      3,223(17)    **

All directors and officers of Devon as a group (29
 persons)..............................................  2,524,674(18)   2.0%

- --------
 * Director. The business address of each director is 20 North Broadway, Suite 1500, Oklahoma City, Oklahoma 73102-8260.
**  Less than 1%.
(1) Shares beneficially owned includes shares of Common Stock, Exchangeable Shares and shares of Common Stock issuable within 60 days of April 10, 2001.
(2) FMR Corp. has reported ownership on Schedule 13G filed on February 13, 2001. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of 9,584,909 shares of Common Stock of the Company. As a result of acting as investment adviser to various investment companies, the number of shares of Common Stock of Devon owned by the investment companies includes 189,413 shares of Common Stock resulting from the assumed conversion of $32,890,000 principal amount of Devon Energy Corporation Zero Coupon Convertible Senior Debentures due 2020 (5.759 shares of Common Stock for each $1,000 principal amount of debenture).
(3) Kerr-McGee Corporation ("Kerr-McGee") has reported beneficial ownership of these shares on Schedule 13G filed on August 27, 1999. Kerr-McGee acquired these shares on December 31, 1996, in connection with a transaction whereby Devon acquired the North American onshore oil and gas exploration and production properties and businesses of Kerr-McGee in exchange for 9,954,000 shares of Common Stock.

     On August 2, 1999, Kerr-McGee completed an offering of exchangeable notes which are due on August 2, 2004. These notes are exchangeable into the Devon Common Stock owned by Kerr-McGee or, at Kerr-McGee's option, the cash equivalent of the value of such Devon Common Stock. Kerr-McGee reports sole voting and investment power with respect to these shares.
(4) Includes 42,965 shares owned of record by Mr. Nichols as Trustee of a family trust, 78,624 shares owned by Mr. Nichols' wife, and 408,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.
(5) Includes 309,149 shares owned by Windcrest Partners, a limited partnership, in which Mr. Gellert shares investment and voting power and 12,000 shares which are deemed beneficially owned pursuant to stock options held by Mr. Gellert.
(6) Includes 174,600 shares that are deemed beneficially owned pursuant to stock options held by Mr. Vaughn.
(7) Includes 169,600 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.
(8)  Includes 2,141 shares owned by Mr. Gavrin as co-trustee of the Mark
     Sandler 1987 Trust, 9,249 shares owned by Mr. Gavrin's wife and 12,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Gavrin.
(9) Includes 75,236 shares that are deemed beneficially owned pursuant to stock options held by Mr. Lacey.
(10) Includes 57,354 shares that are deemed beneficially owned pursuant to stock options held by Mr. Ligon.
(11) Includes 11,942 shares owned by a partnership in which Mr. Hill shares voting and investment power, 4,727 shares owned by Mr. Hill's immediate family, 1,353 shares in a savings plan and 7,784 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hill.
(12) Includes Exchangeable Shares that are convertible into 36,116 shares of Common Stock and 7,410 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.
(13) Includes 5,046 shares in managed accounts and 10,800 shares that are deemed beneficially owned pursuant to stock options held by Mr. Greehey.
(14) Includes 12,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Ferguson.
(15) Includes 5,256 shares that are deemed beneficially owned pursuant to stock options held by Mr. Johnson.
(16) Includes 3,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Weaver.
(17) Includes 3,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mosbacher.
(18) Includes Exchangeable Shares that are convertible into 37,924 shares of Common Stock and 1,532,571 shares that are deemed beneficially owned pursuant to stock options held by officers and directors.

                             ELECTION OF DIRECTORS

   Pursuant to provisions of the Company's Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at 10. The Company's Certificate of Incorporation and Bylaws provide for three classes of directors, serving staggered three-year terms, with Class I having three directors, Class II having four directors and Class III having three directors. The Board of Directors has nominated Thomas F. Ferguson, David M. Gavrin and Michael E. Gellert for re-election as directors for terms expiring at the annual meeting in the year 2004, and in each case until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. The three nominees are presently directors of the Company whose terms expire at the Meeting. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 2002 or 2003 annual meeting, as the case may be.

   The Board of Directors recommends a vote "FOR" each of the nominees for election to the Board of Directors.

   It is the intention of the persons named in the proxy to vote proxies "FOR" the election of the three nominees. In the event that any of the nominees should fail to stand for election, the persons named in the proxy intend to vote for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of directors to be elected.

                   INFORMATION ABOUT NOMINEES AND DIRECTORS

Nominees for Re-election as Directors for Terms Expiring in 2004

   Thomas F. Ferguson, 64, has been a Director of Devon since 1982 and is the Chairman of the Audit Committee. He is the Managing Director of United Gulf Management Ltd., a wholly-owned subsidiary of Kuwait Investment Projects Company KSC. Mr. Ferguson represents United Gulf Management Ltd. on the boards of various companies in which it invests, including Baltic Transit Bank in Latvia and Tunis International Bank in Tunisia. Mr. Ferguson is a Canadian qualified Certified General Accountant and was formerly employed by the Economist Intelligence Unit of London as a financial consultant.

   David M. Gavrin, 66, has been a Director of Devon since 1979, and serves as the Chairman of the Compensation and Stock Option Committee. He is a Director of United American Energy Corp., an independent power producer, and MetBank Holding Corporation. For 11 years prior to 1990 he was a General Partner of Windcrest Partners and for 14 years prior to that he was an officer of Drexel Burnham Lambert Incorporated.

   Michael E. Gellert, 69, has been a Director of Devon since 1971 and is a member of the Compensation and Stock Option Committee. Mr. Gellert is a General Partner of Windcrest Partners, a private investment partnership in New York City, having held that position since 1967. From January 1958 until his retirement in October 1989, Mr. Gellert served in executive capacities with Drexel Burnham Lambert Incorporated and its predecessors in New York City. In addition to serving as a Director of Devon, Mr. Gellert also serves on the boards of High Speed Access Corporation, Humana Inc., Seacor Smit Inc., Six Flags Inc. and Smith Barney World Funds. Mr. Gellert is also a member of the Putnam Trust Company Advisory Board to the Bank of New York.

Directors Whose Terms Expire in 2003

   William E. Greehey, 64, was elected to the Board of Directors in 2000. Prior to that, he served as a Director of Santa Fe Snyder Corporation. He is Chairman of the Board, Chief Executive Officer and Director of Valero Energy Corporation (refining and marketing). He has been with Valero since 1963.

   J. Larry Nichols, 58, is a co-founder of Devon. He was named Chairman of the Board of Directors in 2000. He has been a Director since 1971, President since 1976 and Chief Executive Officer since 1980. Mr. Nichols serves as Vice President of the Independent Petroleum Association of America and Vice Chairman of the Natural Gas Supply Association. In addition, Mr. Nichols is the Regional Chairman of the Business Industry Political Action Committee, a Director of the Domestic Petroleum Council, the National Association of Manufacturers, the Independent Petroleum Association of New Mexico, the Oklahoma Independent Petroleum Association and the National Petroleum Council. Mr. Nichols serves on the Board of Governors of the American Stock Exchange. He also serves as a Director of New York Stock Exchange listed companies Smedvig asa, CMI Corporation and Baker Hughes Incorporated.

   Robert B. Weaver, 62, was elected to the Board of Directors in 1999. He served as an energy finance specialist of the Chase Manhattan Bank, N.A., where he was in charge of its worldwide energy group from 1981 until his retirement in 1994. Mr. Weaver was previously a Director of PennzEnergy Company beginning in 1998, was Chairman of the Audit Committee and served on the Compensation Committee.

Directors Whose Terms Expire in 2002

   John A. Hill, 59, was elected to the Board of Directors in 2000. Prior to that, he served as a Director of Santa Fe Snyder Corporation. Mr. Hill has been with First Reserve Corporation, an oil and gas investment management company since 1983 and currently serves as the Vice Chairman and Managing Director. Prior to joining First Reserve, Mr. Hill was President, Chief Executive Officer and Director of Marsh & McLennan Asset Management Company and served as the Deputy Administrator of the Federal Energy Administration during the Ford administration. Mr. Hill is a Trustee of the Putnam Funds in Boston and a Director of TransMontaigne Inc. and various companies controlled by First Reserve Corporation.

   William J. Johnson, 66, was elected to the Board of Directors in 1999. Mr. Johnson is a private consultant for the oil and gas industry. He is President and a Director of JonLoc Inc., an oil and gas company of which he and his family are sole shareholders. He also serves as a Director of Tesoro Petroleum Corp. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a Director of Apache Corporation.

   Michael M. Kanovsky, 52, was elected to the Board of Directors in 1998. Mr. Kanovsky has been on the Board of Directors of Northstar Energy Corporation, Devon's Canadian subsidiary, since 1982. Mr. Kanovsky is President of Sky Energy Corporation, a privately held energy corporation. He is a Director of ARC Resources Ltd., Bonavista Petroleum Corporation and Vanguard Oil Corporation. Mr. Kanovsky was Chairman of Taro Industries Ltd., Vice Chairman of Precision Drilling Inc. and a past Director of the Canadian Association of Oilwell Drilling Contractors.

   Robert A. Mosbacher, Jr., 49, was elected to the Board of Directors in 1999. Since 1986, Mr. Mosbacher has served as President and Vice Chairman of Mosbacher Energy Company and Vice Chairman of Mosbacher Power Group. Mr. Mosbacher was previously a Director of PennzEnergy Company and served on the Executive Committee. He currently serves as a Director of JPMorgan Chase and Company and is on the Executive Committee of the U.S. Oil & Gas Association.

Chairman Emeritus

   John W. Nichols, 86, a co-founder of Devon, was named Chairman Emeritus in 1999. He was Chairman of the Board of Directors since Devon began operations in 1971 until 1999. He is a founding partner of Blackwood & Nichols Co., which developed the conventional reserves in the Northeast Blanco Unit of the San Juan Basin. Mr. Nichols is a non-practicing Certified Public Accountant.

                     INFORMATION ABOUT EXECUTIVE OFFICERS

   The positions held by the executive officers of the Company are as follows:

   J. Michael Lacey, 55, was elected to the position of Senior Vice President--Exploration and Production in 1999. Mr. Lacey had previously joined Devon as Vice President of Operations and Exploration in 1989. Prior to his employment with Devon, Mr. Lacey served as General Manager in Tenneco Oil Company's Mid-Continent and Rocky Mountain Divisions. He is a registered professional engineer, and a member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists. Mr. Lacey holds both undergraduate and graduate degrees in petroleum engineering from the Colorado School of Mines.

   Duke R. Ligon, 59, was elected to the position of Senior Vice President-- General Counsel in 1999. Mr. Ligon had previously joined Devon as Vice President--General Counsel in 1997. In addition to Mr. Ligon's primary role of managing Devon's corporate legal matters (including litigation), he has direct involvement with Devon's governmental affairs, purchasing and its merger and acquisition activities. Prior to joining Devon, Mr. Ligon practiced energy law for 12 years, most recently as a partner at the law firm of Mayer, Brown & Platt in New York City. In addition, he was a Senior Vice President and Managing Director for investment banking at Bankers Trust Company in New York City for 10 years. Mr. Ligon also served for three years in various positions with the U. S. Departments of the Interior and Treasury, as well as the Department of Energy. Mr. Ligon holds an undergraduate degree in chemistry from Westminister College and a law degree from the University of Texas School of Law.

   Marian J. Moon, 50, was elected to the position of Senior Vice President-- Administration in 1999. Ms. Moon is responsible for Human Resources, Office Administration, Information Technology and Corporate Governance. Ms. Moon has been with Devon for 17 years, serving in various capacities, including Manager of Corporate Finance. Prior to joining Devon, Ms. Moon was employed for 11 years by Amarex, Inc., an Oklahoma City based oil and natural gas production and exploration firm, where she served most recently as Treasurer. Ms. Moon is a member of the American Society of Corporate Secretaries. She is a graduate of Valparaiso University.

   John Richels, 50, was appointed in 1999 to the position of Chief Executive Officer of Northstar Energy Corporation, Devon's Canadian subsidiary. Mr. Richels served as Northstar's Executive Vice President and Chief Financial Officer from 1996 to 1998 and was on its Board of Directors from 1993 to 1996. Prior to joining Northstar, Mr. Richels was Managing Partner, Chief Operating Partner and a member of the Executive Committee of the Canadian based national law firm, Bennett Jones. Mr. Richels also served, on a secondment from Bennett Jones, as General Counsel of the XV Olympic Winter Games Organizing Committee in Calgary, Alberta. Mr. Richels has previously served as a director of a number of publicly traded companies and is a member of the Board of Governors of the Canadian Association of Petroleum Producers. He holds a bachelor's degree in economics from York University and a law degree from the University of Windsor.

   Darryl G. Smette, 53, was elected to the position of Senior Vice President--Marketing in 1999. Mr. Smette previously held the position of Vice President-Marketing and Administrative Planning since 1989. He joined Devon in 1986 as Manager of Gas Marketing. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc., most recently as Director of Marketing. He is also an oil and gas industry instructor, approved by the University of Texas Department of Continuing Education. Mr. Smette is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma and the American Gas Association. He holds an undergraduate degree from Minot State College and a master's degree from Wichita State University.

   H. Allen Turner, 48, was elected to the position of Senior Vice President-- Corporate Development in 1999. Mr. Turner previously held the position of Vice President-Corporate Development and has been responsible for Devon's corporate finance, capital formation and merger and acquisitions activities since 1982. In 1981 he served as Executive Vice President of Palo Pinto/Harken Drilling Programs. For the six prior years he was associated with Merrill Lynch with various responsibilities including Regional Tax Investments Manager. He is a member of the Petroleum Investor Relations Association. He has served on the Capital Markets Committee of the Independent Petroleum Association of America and served as Chairman of the IPAA Oil and Gas Symposium. Mr. Turner is a member of the Financial Executives Institute and he attended Duke University.

   William T. Vaughn, 54, was elected to the position of Senior Vice President--Finance in 1999. Mr. Vaughn previously served as Devon's Vice President of Finance in charge of commercial banking functions, accounting, tax and information services since 1987. Prior to that, he was Controller of Devon from 1983 to 1987. Mr. Vaughn's previous experience includes serving as Controller of Marion Corporation for two years and employment with Arthur Young & Co. for seven years most recently as Audit Manager. He is a Certified Public Accountant and a Member of the American Institute of Certified Public Accountants. He is a graduate of the University of Arkansas with a Bachelor's of Science degree.

Other Officers

   Rick D. Clark, 53, was elected to the position of Vice President and General Manager--Permian/Mid-Continent Division in 1999. Mr. Clark previously served as Production/Operations Manager since joining Devon in 1995. As such, he was responsible for the Company's drilling and production activities. Prior to joining Devon, Mr. Clark was employed by Patrick Petroleum Company where he served since 1988 as Executive Vice President, Operations and Corporate Development. Prior to 1988, Mr. Clark worked in various production engineering, reservoir engineering, financial and managerial capacities for Ladd Petroleum Corporation and Conoco Inc. He is a member of the Society of Petroleum Engineers. Mr. Clark holds a professional degree in Petroleum Engineering from the Colorado School of Mines.

   Don D. DeCarlo, 44, was elected to the position of Vice President and General Manager--Rocky Mountain Division in September 2000. Mr. DeCarlo previously served as Vice President and General Manager, Rocky Mountain Division, for Santa Fe Snyder Corporation. Mr. DeCarlo began his professional career in 1978 with Tenneco Oil Company in Oklahoma City. In 1989 he joined Santa Fe Energy Resources as an Engineering Manager in Tulsa, Oklahoma. During his 11-year tenure with Santa Fe, Mr. DeCarlo held management positions of increasing responsibilities in: Bakersfield, California; Midland, Texas and most recently in Denver, Colorado.

He received a Bachelor of Science degree in Petroleum Engineering from West Virginia University in 1978. He is a member of the Society of Petroleum Engineers and currently holds the position of Vice President for the Independent Petroleum Association of the Mountain States.

   Janice A. Dobbs, 52, was elected to the position of Corporate Secretary in 2001. Ms. Dobbs joined Devon in November 1999 as the Manager of Corporate Governance and Assistant Corporate Secretary. From 1993 to 1999 Ms. Dobbs served as the Corporate Secretary and Compliance Manager of Chesapeake Energy Corporation, an Oklahoma City independent oil and gas company. From 1975 until her association with Chesapeake, Ms. Dobbs was the corporate/securities legal assistant with the law firm of Andrews Davis Legg Bixler Milsten & Price, Inc. in Oklahoma City. Prior to that she was the corporate/securities legal assistant with Texas International Petroleum Company, an Oklahoma City oil and gas exploration and production company. Ms. Dobbs is a Certified Legal Assistant, an associate member of the American Bar Association and a member of the American Society of Corporate Secretaries.

   Danny J. Heatly, 45, was elected to the position of Vice President-- Accounting in 1999. Mr. Heatly had previously served as Devon's Controller since 1989. Prior to joining Devon, Mr. Heatly was associated with Peat Marwick Main & Co. (now KPMG LLP) in Oklahoma City for 10 years with various duties, including Senior Audit Manager. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants. He graduated with a Bachelor's of Accountancy degree from the University of Oklahoma.

   Brian J. Jennings, 40, was elected to the position of Vice President-- Corporate Finance in March 2000. Prior to joining Devon, Mr. Jennings was a Managing Director in the Energy Investment Banking Group of PaineWebber, Inc. He began his banking career at Kidder, Peabody before moving to Lehman Brothers and later to PaineWebber. Mr. Jennings specialized in providing strategic advisory and corporate finance services to public and private companies in the E&P and oilfield service sectors. He began his energy career with ARCO International Oil & Gas, a subsidiary of Atlantic Richfield Company. Mr. Jennings received his Bachelor of Science in Petroleum Engineering from the University of Texas at Austin and his Master of Business Administration from the University of Chicago's Graduate School of Business.

   Richard E. Manner, 53, was elected to the position of Vice President-- Information Services in July 2000. Mr. Manner has been an Information Technology professional for 25 years. Prior to joining Devon, he was employed by Unisys in Houston, Texas. There he served for 14 years in various positions including Director of Information Systems. Prior to his tenure with Unisys, Mr. Manner spent two years with a National Aeronautics and Space Administration contractor as a software engineer, and eight years with AMF Tuboscope where he supervised the design of oilfield inspection instrumentation and facilities. He is a registered professional engineer and a member of the Society of Professional Engineers. Mr. Manner received his electrical engineering degree from the University of Oklahoma.

   R. Alan Marcum, 34, was elected to the position of Controller in 1999. Mr. Marcum has been with Devon since 1995, most recently having held the position of Assistant Controller. He is responsible for revenue, joint interest, international and operations accounting for Devon. Prior to joining Devon, Mr. Marcum was employed by KPMG Peat Marwick (now KPMG LLP) as a Senior Auditor, with responsibilities including special engagements involving due diligence work, agreed upon procedures and SEC filings. He holds a Bachelor's of Science degree from East Central University, majoring in Accounting and Finance, and is a Certified Public Accountant and a member of the Oklahoma State Society of Certified Public Accountants.

   Gary L. McGee, 51, was elected to the position of Vice President-- Government Relations in 1999. Mr. McGee had previously served as Devon's Treasurer since 1983, having first served as Controller. Mr. McGee is a member of the Petroleum Association of Wyoming and the New Mexico Oil & Gas Association. He served as Vice President of Finance with KSA Industries, Inc., a private holding company with various interests including oil and gas exploration. Mr. McGee also held various accounting positions with Adams Resources and Energy Company and Mesa Petroleum Company. He received his accounting degree from the University of Oklahoma.

   Paul R. Poley, 47, was elected to the position of Vice President--Human Resources in March 2000. Mr. Poley was previously employed by Fleming Companies in Oklahoma City most recently as Director of Human Resources Planning and Development. At Fleming, his responsibilities included human resources development, management succession, strategic planning, performance management and training for 39,000 employees. Prior to his 11 years at Fleming, Mr. Poley was Regional Personnel Manager for International Mill Service, Inc. He received his Bachelor's of Arts degree in Sociology from Bucknell University.

   William A. Van Wie, 55, was elected to the position of Vice President and General Manager--Gulf Division in 1999. Mr. Van Wie previously served as Senior Vice President and General Manager--Offshore for PennzEnergy. Mr. Van Wie began his career as a geologist for Tenneco Oil Company's Frontier Projects Group in 1974. Following the sale of Tenneco's Gulf of Mexico properties to Chevron in 1988, he joined that company as Division Geologist. In 1992, he moved to Pennzoil Exploration and Production Company as Vice President/Exploitation Manager. He then served as Manager of Offshore Exploration for Amerada Hess Corporation, before he rejoined Pennzoil in 1997. He is an active member of the American Association of Petroleum Geologists, serves as a Trustee for the American Geological Institute Foundation and is also a member of the National Ocean Industries Association. Mr. Van Wie received his Bachelor of Science degree in Geology from St. Lawrence University in Canton, New York and a master's degree and Ph.D. in geology from the University of Cincinnati.

   Vincent W. White, 43, was elected to the position of Vice President-- Communications and Investor Relations in 1999. He has primary responsibility for Devon's investor communications, media relations and employee communications. Mr. White had previously served as Devon's Director of Investor Relations since 1993. Prior to joining Devon, he served as Controller of Arch Petroleum Inc. and was an auditor with KPMG Peat Marwick (now KPMG
LLP). Mr. White is a Certified Public Accountant and a member of the Petroleum Investor Relations Association, the National Investor Relations Institute and the American Institute of Certified Public Accountants. Mr. White received his Bachelor of Accounting degree from the University of Texas at Arlington.

   Dale T. Wilson, 41, was elected to the position of Treasurer of Devon in 1999. He has primary responsibility of the Company's treasury and risk management functions. Prior to joining Devon, Mr. Wilson was employed in the banking industry for 17 years and was employed by Bank of America for the 15 years prior to working for Devon, as a Managing Director of the Energy Finance Group. Mr. Wilson has been active in oil and gas trade associations such as the Permian Basin Petroleum Association, the New Mexico Oil & Gas Association and the Texas Independent Producers & Royalty Owners Association. He is a 1982 graduate of Baylor University with a bachelor's degree in finance and accounting.

                     MEETINGS AND COMMITTEES OF THE BOARD

   During 2000, the Board of Directors of the Company held four regular meetings and one special meeting. All directors attended at least four of the five meetings of the Board of Directors. The Board of Directors has standing Audit, Compensation and Stock Option, Nominating and Dividend Committees.

   The Audit Committee, which consists of Messrs. Ferguson (Chairman), Kanovsky and Weaver, meets with the Company's independent public accountants and reviews the consolidated financial statements of the Company on a regular basis. The functions of the Audit Committee consist of recommending independent accountants to the Board of Directors; approving the nature and scope of services performed by the independent accountants and reviewing the range of fees for such services; conferring with the independent accountants and reviewing the results of their audit; reviewing the Company's accounting and financial controls and providing assistance to the Board of Directors with respect to the corporate and reporting practices of the Company. The Board of Directors, as recommended by the Audit Committee, has selected KPMG LLP to serve as the Company's independent public accountants for the fiscal year ending December 31, 2001. The Audit Committee met five times during 2000.

   The Compensation and Stock Option Committee, which consists of Messrs. Gavrin (Chairman), Gellert, Johnson and Weaver, determines the nature and amount of compensation of all executive officers of the Company who are also directors and the amount and terms of stock options granted to all employees. In addition, this Committee provides guidance to and makes recommendations to management regarding employee benefit programs. The Compensation and Stock Option Committee held five meetings in 2000.

   The Nominating Committee, which consists of Messrs. Gellert (Chairman) and Mosbacher, recommends to the Board of Directors nominees to fill vacancies as they occur among the Directors; and prior to each annual meeting of stockholders, a slate of nominees for election or re-election as Directors by the stockholders of the Company at the annual meeting. The Nominating Committee will consider nominees recommended by the Company's stockholders. In order to recommend a nominee for the next annual meeting, stockholders must deliver the recommendation in writing to the Company on or before December 10, 2001, addressed to the attention of the Corporate Secretary of the Company and must provide the full name, address, and business history of the recommended nominee. The Nominating Committee met once in 2000.

   The Dividend Committee declares dividends on Common Stock and Preferred Stock. However, such Committee may not declare dividends more or less than the amount last declared by the full Board of Directors. In 2000, the Dividend Committee consisted of Mr. Larry Nichols (Chairman), and prior to September 2000, Mr. James L. Pate, formerly a director of the Company. The Dividend Committee acted by written consent four times.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth information regarding annual and long-term compensation during 1998, 1999 and 2000 for the Chief Executive Officer ("CEO") and the four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company on December 31, 2000.

                                                    Annual Compensation Long-term Compensation(1)
                                                    ------------------- --------------------------
                                                                         Awards of
                                                                          Options      All Other
Name                     Principal Position    Year  Salary    Bonus    (# of Shares) Compensation
- ----                     ------------------    ---- -------- ---------- ------------  ------------
J. Larry Nichols........ Chairman, President   2000 $600,000 $1,000,000    70,000       $10,200(3)
                         and CEO               1999  450,000    900,000    70,000         9,600(3)
                                               1998  450,000    450,000    80,000(2)      9,600(3)

J. Michael Lacey........ Senior Vice President 2000 $325,000 $  300,000    35,000       $10,200(3)
                                               1999  267,800    250,000    35,000         9,600(3)
                                               1998  260,000    125,000    40,000(2)      9,600(3)

Duke R. Ligon........... Senior Vice President 2000 $275,000 $  250,000    35,000       $10,200(3)
                                               1999  226,600    225,000    35,000         9,600(3)
                                               1998  220,000    125,000    40,000(2)      9,600(3)

Darryl G. Smette........ Senior Vice President 2000 $300,000 $  300,000    35,000       $10,200(3)
                                               1999  226,600    250,000    35,000         9,600(3)
                                               1998  220,000    125,000    40,000(2)     28,761(4)

William T. Vaughn....... Senior Vice President 2000 $275,000 $  250,000    35,000       $10,200(3)
                                               1999  203,500    225,000    35,000         9,600(3)
                                               1998  197,000    125,000    40,000(2)     40,175(5)

- --------
(1) No awards of restricted stock or payments under long-term incentive plans were made by the Company to any of the named executives in any periods covered by the table.
(2) Annual option grants for 1997, which normally would have been made in December 1997 were not made until January 1998. Annual option grants for 1998 were made at the usual time in December 1998.
(3) These amounts represent Company matching contributions to the Devon Energy Incentive Savings Plan.
(4) Includes $9,600 of Company matching contributions to the Devon Energy Incentive Savings Plan and a one-time payment of $19,161 for unused vacation time.
(5) Includes $9,600 of Company matching contributions to the Devon Energy Incentive Savings Plan and a one-time payment of $30,575 for unused vacation time.

Option Grants in 2000

   The following table sets forth information concerning options to purchase Common Stock granted in 2000 to the five individuals named in the Summary Compensation Table. The material terms of such options appear in the following table and the footnotes thereto.

                                          Individual Grants
                         ---------------------------------------------------
                                      Percent of
                          Options    Total Options  ExercisePrice Expiration    Grant Date
Name                     Granted(1) Granted in 2000 Per Share(2)     Date    Present Value(3)
- ----                     ---------- --------------- ------------- ---------- ----------------
J. Larry Nichols........   70,000           4%         $51.70     11/29/2010    $2,155,160
J. Michael Lacey........   35,000           2%         $51.70     11/29/2010    $1,077,580
Duke R. Ligon...........   35,000           2%         $51.70     11/29/2010    $1,077,580
Darryl G. Smette........   35,000           2%         $51.70     11/29/2010    $1,077,580
William T. Vaughn.......   35,000           2%         $51.70     11/29/2010    $1,077,580

- --------
(1) These options were granted on November 29, 2000 and were immediately vested and exercisable as of November 29, 2000. However, 80% of the unexercised portion of such options are subject to forfeiture upon the officer's voluntary termination or termination for cause prior to November 29, 2001. This percentage decreases 20% in each subsequent year. After November 29, 2004, none of the options are subject to forfeiture.
(2) Exercise price is the fair market value on the date of grant, which is the closing price of Common Stock on the date of grant as reported by the AMEX.
(3) The grant date present value is an estimation of the possible future value of the option grant based upon the Black-Scholes Option Pricing Model. The following assumptions were used in the model: volatility (a measure of the historic variability of a stock price)--40.3%; risk-free interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options)--5.5% per annum; annual dividend yield--0.4%; and expected life of the options--five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named officers.

Aggregate Option Exercises in 2000 and Year-End Option Values

   The following table sets forth information for the five individuals named in the Summary Compensation Table concerning the exercise of options to purchase Common Stock in 2000 and unexercised options to purchase Common Stock held at December 31, 2000.

                                                                             Value of Unexercised In-
                                                     Number of Unexercised     the-Money Options at
                         Number of Shares             Options at 12/31/00           12/31/00(1)
                          Acquired Upon    Value   ------------------------- -------------------------
Name                         Exercise     Realized Exercisable Unexercisable Exercisable Unexercisable
- ----                     ---------------- -------- ----------- ------------- ----------- -------------
J. Larry Nichols........         --       $    --    408,000        --       $11,842,135     $--
J. Michael Lacey........         --       $    --    113,700        --       $ 2,568,139     $--
Duke R. Ligon...........      33,000      $519,670   107,000        --       $ 2,383,437     $--
Darryl G. Smette........      22,400      $458,512   199,600        --       $ 5,910,437     $--
William T. Vaughn.......      18,400      $352,612   199,600        --       $ 5,910,437     $--

- --------
(1) The value is based on the aggregate amount of the excess of $60.97 (the closing price as reported by the AMEX for December 31, 2000) over the relevant exercise price for outstanding options that were exercisable and in-the-money at year-end.

Compensation Pursuant to Plans

   Long-term Incentive Plans. Devon has outstanding stock options issued to certain of its directors, executive officers and employees under six separate stock option plans. Three of such plans were adopted by Devon stockholders in 1988, 1993 and 1997 (the "1988 Plan," the "1993 Plan" and the "1997 Plan,"
respectively). The Company also has outstanding stock options which it assumed from Northstar in connection with the Northstar Combination (the "Northstar Plan"), options assumed from PennzEnergy in connection with the PennzEnergy Merger (the "PennzEnergy Plan") and options assumed from Santa Fe Snyder in connection with the Santa Fe Snyder Merger (the "Santa Fe Snyder Plan"). Options granted under the 1988 Plan, the 1993 Plan, the Northstar Plan, the PennzEnergy Plan and the Santa Fe Snyder Plan remain exercisable by the owners of such options, but no new options will be granted under any of such plans. At December 31, 2000, four participants held options granted under the 1988 Plan, 18 participants held options granted under the 1993 Plan, 77 participants held options granted under the Northstar Plan, 2,521 held options granted under the PennzEnergy Plan and 284 held options under the Santa Fe Snyder Plan.

   Effective May 21, 1997, Devon stockholders adopted the 1997 Plan and reserved two million shares of Common Stock for issuance thereunder to directors, officers and employees. On December 9, 1998, Devon stockholders voted to increase the number of shares available under the 1997 plan to three million. On August 17, 1999, Devon stockholders voted to increase the number of shares available under the 1997 plan to six million. On August 29, 2000, Devon stockholders voted to increase the number of shares available under the 1997 plan to ten million. The exercise price of options granted under the 1997 Plan may not be less than the estimated fair market value of the stock on the date of grant (plus 10% if the grantee owns or controls more than 10% of the total voting stock of Devon prior to the grant). Options granted are exercisable during a period established for each grant, which period may not exceed 10 years from the date of grant. Under the 1997 Plan, the grantee must pay the exercise price in cash or in Common Stock, or a combination thereof, at the time the option is exercised. The 1997 Plan expires on March 25, 2007. As of December 31, 2000, 268 participants held options granted under the 1997 Plan.

   The Company has no other plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year.

   Retirement Plan. Devon maintains a defined benefit retirement plan (the "Basic Plan") which provides benefits based upon past and future employment service with Devon. Each eligible employee who retires is entitled to receive annual retirement income, computed as a percentage of "final average compensation" (which consists of the average of the highest three consecutive years' salaries, wages, and bonuses out of the last ten years), and credited years of service up to 25 years. Contributions by employees are neither required nor permitted under the Basic Plan. Benefits are computed based on straight-life annuity amounts and are reduced by Social Security benefits. All of the executive officers participate in the Basic Plan.

   The following table sets forth the credited years of service under Devon's Basic Plan for each of the five individuals named in the Summary Compensation Table.

                                                      Credited Years of Service
     Name of Individual                              (Through December 31, 2000)
     ------------------                              ---------------------------
     J. Larry Nichols...............................          31 years
     J. Michael Lacey...............................          12 years
     Duke R. Ligon..................................           4 years
     Darryl G. Smette...............................          14 years
     William T. Vaughn..............................          18 years

   Supplemental Retirement Plan. Devon also has a non-qualified deferred compensation plan (the "Supplemental Plan"), the purpose of which is to provide supplemental retirement income to certain selected key management and highly compensated employees because their annual compensation is greater than the maximum annual compensation that can be considered in computing their benefits under the Basic Plan. An employee must be selected by the Compensation and Stock Option Committee in order to be eligible for participation in the Supplemental Plan. All of the five individuals named in the Summary Compensation Table have been selected to participate in the Supplemental Plan. Each eligible participant's supplemental retirement income will equal 65% of his final average compensation, multiplied by a fraction, the numerator of which is his credited years of service (not to exceed 20) and the denominator of which is 20 (or less, if so determined by the Committee), less any offset amounts. Offset amounts are (i) retirement benefits payable to the participant under the Basic Plan, (ii) benefits due to the participant under Social Security, and (iii) any benefits which are paid to the participant under the Company's long-term disability plan. The Supplemental Plan is currently unfunded.

   In general, benefits will be paid when the participant retires from the Company. However in the event that the participant's employment with the Company is terminated (i) within two years of the acquisition by the Company of reserves or assets which results in the reserves or assets of the Company increasing by at least 20%, or (ii) within two years of a change of control of the Company, then the participant shall be 100% vested in his benefit and shall be entitled to receive the actuarial equivalent of such benefit earned as of the date of termination of employment. "Change of Control" is defined in the Supplemental Plan as being an event which results in an entity or group acquiring either (i) 30% or more of the Company's outstanding voting securities, or (ii) less than 30% of the outstanding voting securities, but which a majority of the Board of Directors has determined has caused a change of control. If the participant is terminated within two years following a change of control or the acquisition of reserves or assets that results in the reserves or assets increasing by at least 20%, the participant's benefit will be paid in a single lump sum payment. Otherwise, the participant's benefit will be paid for the life of the participant. The participant may elect to provide a 50% survivor benefit for his or her beneficiary.

   The following table illustrates estimated annual benefits payable upon retirement under the Basic Plan and the Supplemental Plan to participants in specified compensation and years of service classifications, assuming a normal retirement in 2000 at age 65.

                                      Years of Service
            Final Average            -------------------
            Compensation                15    20 or more
            ------------             -------- ----------
            $  250,000.............. $109,789 $  146,385
            $  300,000.............. $134,164 $  179,885
            $  350,000.............. $158,539 $  211,385
            $  400,000.............. $182,914 $  243,885
            $  450,000.............. $207,289 $  276,385
            $  500,000.............. $231,664 $  308,885
            $  550,000.............. $256,039 $  341,385
            $  600,000.............. $280,414 $  373,885
            $  650,000.............. $304,789 $  406,385
            $  700,000.............. $329,164 $  438,885
            $  750,000.............. $353,539 $  471,385
            $  800,000.............. $377,914 $  503,885
            $  850,000.............. $402,289 $  536,385
            $  900,000.............. $426,664 $  568,885
            $  950,000.............. $451,039 $  601,385
            $1,000,000.............. $475,414 $  633,885
            $1,500,000.............. $719,164 $  958,885
            $2,000,000.............. $962,913 $1,283,885

Severance Agreements

   Pursuant to severance agreements, each of the five individuals named in the Summary Compensation Table is entitled to certain compensation ("Severance Payment") in the event that his employment with the Company is terminated (a) within two years of the acquisition by the Company of reserves or assets which result in the reserves or assets of the Company increasing by at least 20% or
(b) within two years of a Change in Control of the Company. "Change of Control" is defined in the agreements as being an event which results in an entity or group acquiring either (i) 30% or more of the Company's outstanding voting securities, or (ii) less than 30% of the outstanding voting securities, but which a majority of the Board of Directors determines has caused a change of control. In either case the Severance Payment would be equal to up to approximately three times the individual's annual compensation plus one month for each year of employment up to 12 years.

Director Compensation

   Non-management directors of Devon receive an annual retainer of $30,000, payable quarterly, plus $2,000 for each Board meeting attended. Directors participating in a telephonic meeting will receive a fee of $1,000. In addition, Directors serving as chairmen of the standing committees of the Board of Directors will receive an additional $3,000 per year. Committee members who attend the meetings of their standing committee which requires travel will receive $2,000 per meeting. Committee members who attend the meetings that do not require travel will receive $1,000 per meeting.

   Non-management directors are eligible to receive stock options in addition to their cash remuneration. Such directors are eligible to receive stock option grants of up to 3,000 shares immediately after each annual meeting of stockholders at an exercise price equal to the fair market value of the Common Stock on that date. Any unexercised options will expire ten years after the date of grant. The Compensation and Stock Option Committee, which awards options to non-management directors, may elect to grant awards that are less than the 3,000 shares maximum. However, the Compensation and Stock Option Committee has no other discretion regarding the award of stock options to non-management directors. The directors were eligible to receive stock options beginning in 1997. The following table sets forth information concerning options granted to non-management directors in 2000:

                                      Individual Grants in 2000
                         ----------------------------------------------------
                                      Percent of
                          Options    Total Options  Exercise Price Expiration    Grant Date
Name                     Granted(1) Granted in 2000  Per Share(2)     Date    Present Value(3)
- ----                     ---------- --------------- -------------- ---------- ----------------
Thomas F. Ferguson......   3,000          0.2%          $58.50     5/18/2010      $105,780
David M. Gavrin.........   3,000          0.2%          $58.50     5/18/2010      $105,780
Michael E. Gellert......   3,000          0.2%          $58.50     5/18/2010      $105,780
William E. Greehey......     --           --               --            --            --
John A. Hill............     --           --               --            --            --
William J. Johnson......   3,000          0.2%          $58.50     5/18/2010      $105,780
Michael M. Kanovsky.....   3,000          0.2%          $58.50     5/18/2010      $105,780
Robert A. Mosbacher.....   3,000          0.2%          $58.50     5/18/2010      $105,780
Robert B. Weaver........   3,000          0.2%          $58.50     5/18/2010      $105,780

- --------
(1) The options were granted on May 18, 2000, and immediately became vested and exercisable on the date of grant.
(2) Exercise price is the fair market value on the date of grant that is the closing price of Common Stock on the date of grant as reported by the AMEX.
(3) The grant date present value is an estimation of the possible future value of the option grant based upon the Black-Scholes Option Pricing Model. The following assumptions were used in the model: volatility (a measure of the historic variability of a stock price)--37.4%; risk-free interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options)--6.4% per annum; annual dividend yield--0.4%; and expected life of the options--five years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named directors.

Compensation and Stock Option Committee Report on Executive Compensation

   The Compensation and Stock Option Committee of the Board of Directors (the "Committee") establishes the general compensation policies of the Company. The Committee meets in November or December of each year to establish specific compensation levels for the CEO and to review the executive officers' compensation in general. (The compensation for executive officers other than the CEO is determined by the CEO.)

   The Committee's goal in setting executive compensation is to motivate, reward and retain management talent who support the Company's goals of increasing absolute and per share value for stockholders. This goal is carried out through awards of base salary, annual cash bonuses and stock options.

   The Committee generally believes that the total cash compensation of its CEO and other executive officers should be similar to the total cash compensation of similarly situated executives of peer group public companies within the oil and gas industry. Further, a significant portion of the complete compensation package should be tied to the Company's success in achieving long-term growth in per share earnings, cash flow, reserves, production and stock price.

   Base Salary. A competitive base salary is considered vital to support the continuity of management and is consistent with the long-term nature of the oil and gas business. The Committee believes that the base salaries of the executive officers should be similar to the base salaries of executive officers of similar companies within the oil and gas industry. Therefore, no performance criteria are applied to the base salary portion of the total compensation. Performance of the Company versus its peers is, however, given significant weight in the cash bonus and stock option portions of compensation.

   The CEO's base salary for 2000 was based upon information available to the Committee at its December 1999 meeting. At that meeting the Committee established a peer group of nine companies to which Devon should be compared. This peer group included companies that are similar to Devon in total revenues, balance sheet ratios, oil and gas reserves and overall oil and gas operations. (The industry group index in the Performance Graph included in this proxy statement includes, but is not limited to, the companies used for this compensation analysis. In its analysis, the Committee specifically focused on those companies that are most similar to Devon in size, financial structure and operations, believing that the most direct comparisons would not necessarily include all of the more than 200 companies included in the industry group index used for the performance graph.)

   A review of the base salaries for the highest-paid executive at each of these peer companies revealed that the 1999 base salary of Devon's CEO was at the low end of the range of all base salaries in the group, and only 67% of the average base salary for the group. As a result of this finding, the Committee increased the CEO's base salary for 2000 by 33% to $600,000.

   The Committee advised the CEO that a similar procedure should be used in evaluating the base salaries of the other executive officers of the Company.

   Cash Bonuses. The Committee believes that the officers' cash bonuses should be tied to Devon's success in meeting its corporate goals and budgets and in achieving growth in comparison to those of the Company's industry peers and to the individual officers' contribution to such success. Cash bonuses for calendar year 2000 were set at the November 2000 Committee meeting. In setting the cash bonus for the CEO for the calendar year 2000, the Committee reviewed the performance of the peer group of 10 oil and gas companies. (Due to the significant increase in size and scope of Devon's operations during 2000 as a result of the merger with Santa Fe Snyder, one additional peer company was added to the group of companies used for the comparison.)

   The Committee reviewed Devon's growth over the last three years, compared with the peer group average on a number of different measures, notably, change in earnings per share, cash flow per share, reserves per share and stock price. Devon's growth in all of these measures except earnings per share exceeded that of the peer group average for the years reviewed. The Committee also noted the CEO's efforts in successfully completing the integration of PennzEnergy into Devon and in initiating and closing the merger with Santa Fe Snyder. As a result of this analysis, the Committee awarded the CEO a cash bonus of $1,000,000. This award resulted in his total cash compensation for 2000 being 79% of the average total 1999 cash compensation for the highest-paid executives of the companies in the peer group.

   The Committee advised the CEO that similar criteria should be used in establishing cash bonuses for the other executive officers.

   Stock Options. The Committee desires to reward key management and professional employees for long-term strategic management practices and enhancement of stockholder value by awarding stock options. Stock options are granted at an option price equal to the fair market value of the Common Stock on the grant date. The grant of these options and the optionees' holdings of unexercised options and/or ownership of exercised option shares is designed to closely align the interests of the executive officers with those of the stockholders. The ultimate value of the stock options will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant.

   The Committee considered stock option grants in connection with 2000 Company performance at its meeting in November 2000. Stock options were awarded to the CEO and other executive officers at this meeting.

   The Committee has established stock option targets for each participating level of responsibility within the Company. Corporate financial performance may be considered by the Committee in determining the number of stock options granted. The Committee wants to encourage executives to maintain ownership of Company stock and/or unexercised options. Although there are no specific ownership criteria used in awarding options, long-term ownership is viewed favorably. The Committee noted that Devon's officers as a group still retained 74% of all options (both vested and unvested) that had been granted to them through November 2000.

   The Committee generally seeks to award no more than 2% of the outstanding shares in any one year, and further desires to keep the total number of shares under option and available for option to less than 10% of the total shares outstanding. As of November 20, 2000, there were 6,054,960 shares under option (including options on 3,692,825 shares granted by Northstar, PennzEnergy and Santa Fe Snyder and assumed by Devon) and 7,676,283 shares available for option, which were 4.5% and 5.6%, respectively, of total shares on a fully diluted basis.

   Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to any one executive officer, unless certain requirements are met. The Committee may award compensation which is not deductible under Section 162(m) if it believes that such awards would be in the best interest of the Company or its stockholders.

   Submission of Compensation Plans to Stockholders. On August 29, 2000 the Company submitted a proposal to the Devon stockholders to increase the number of shares available for grant under the 1997 Plan from six million to ten million shares. This amendment was approved by the stockholders. This amendment was submitted in connection with the Santa Fe Snyder merger. After the combination of the two companies, Devon has increased its number of employees by more than one-third. The stock option plan amendment permits Devon to have sufficient stock options available for future grants to employees and directors. The Committee has no present intention of submitting any other compensation plans to the stockholders for approval that would result in the issuance of more than 5% of the Company's outstanding Common Stock.

   We believe that the Company has an appropriate compensation structure that properly rewards and motivates its executive officers to build stockholder value.

     As to Compensation of the CEO         As to Compensation of Executive
                                             Officers other than the CEO


       David M. Gavrin, Chairman
             Michael E. Gellert                   J. Larry Nichols
             William J. Johnson
             Robert B. Weaver

Compensation Committee Interlocks

   The Compensation Committee is composed of four independent, non-employee directors, Messrs. Gavrin, Gellert, Johnson and Weaver. These directors have no interlocking relationships as defined by the Securities and Exchange Commission.

Audit Committee Report

   The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rules of the American Stock Exchange, LLC. ("AMEX") that governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by AMEX Listing Standards, Policies and Requirements--Section 121(A).

   The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Board has adopted a written Charter of the Audit Committee, a copy of which is attached as an Appendix A hereto.

   The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1.

   The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held five meetings during fiscal 2000.

   Under the terms of its charter, the Committee approves fees paid by the Company to its independent auditors. For the fiscal year ended December 31, 2000, the Company paid the following fees to KPMG LLP:

   Audit fees -- $565,000;

   Financial information systems design and implementation fees -- none; and

   All other fees -- $984,000. "Other fees" included services provided for tax, business combinations and accounting consulting, as well as services related to various registration statements filed with the Securities and Exchange Commission. The Committee considered whether the provision of such services is compatible with maintaining KPMG LLP's independence.

   In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company's independent auditors.

Thomas F. Ferguson, Chairman
Michael M. Kanovsky
Robert B. Weaver

Performance Graph

   The following performance graph compares the Company's cumulative total stockholder return on its Common Stock for the five-year period from December 31, 1995 to December 31, 2000, with the cumulative total return of the Standard & Poor's 500 stock index and the Stock Index by Standard Industrial Classification Code ("SIC Code") for Crude Petroleum and Natural Gas. The SIC Code for Crude Petroleum and Natural Gas is 1311. The identities of the 200+ companies included in the index will be provided upon request.

                           CUMULATIVE TOTAL RETURN*
                   THE COMPANY, S&P 500, AND SIC CODE INDEX
                      FOR CRUDE PETROLEUM AND NATURAL GAS

                              [PERFORMANCE GRAPH]

                                       FISCAL YEAR ENDING
                       -------------------------------------------------
COMPANY                1995     1996     1997     1998     1999     2000
- -------                ----     ----     ----     ----     ----     ----
DEVON ENERGY CORP.      100    137.02   152.65   122.41   131.92   245.57
SIC CODE INDEX          100    132.97   134.78   107.96   131.87   167.53
S&P 500 INDEX           100    122.96   163.98   210.84   255.22   231.98

Assumes $100 invested on January 1, 1995, in Devon Common Stock, S&P 500 Index and SIC Code Index for Crude Petroleum and Natural Gas.

* Total return assumes reinvestment of dividends.

                             CERTAIN TRANSACTIONS

   The Company has a three-year Consulting Agreement with Brent Scrowcroft, a former director of the Company. Mr. Scowcroft provides a consulting service primarily related to international projects and investments. In exchange for these services, the Company will pay Mr. Scowcroft an annual retainer of $100,000. The Consulting Agreement expires on May 31, 2002.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

   Any stockholder desiring to present a proposal for inclusion in the Company's Proxy Statement for the 2002 Annual Meeting of Stockholders of the Company must present the proposal to the Corporate Secretary of the Company not later than December 10, 2001. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in the Company's Proxy Statement for the 2002 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2002 Annual Meeting of Stockholders (but not included in the Company's Proxy Statement) must be received by the Corporate Secretary of the Company between January 17, 2002 and February 16, 2002 in order to be considered timely, subject to any provisions of the Company's Bylaws. The chairman of the meeting may determine that any proposal for which the Company did not receive timely notice shall not be considered at the meeting. If in the discretion of the Chairman any such proposal is to be considered at the meeting, the persons designated in the Company's Proxy Statement shall be granted discretionary authority with respect to the untimely stockholder proposal.

                                 OTHER MATTERS

   The Board of Directors of the Company knows of no other matter to come before the Meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies, as they deem advisable in accordance with their best judgment.

   Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ JANICE A. DOBBS
                                          Janice A. Dobbs
                                          Corporate Secretary

April 10, 2001

                                  Appendix A

                            Audit Committee Charter

I. Statement of Purpose

  The Audit Committee will have the responsibility to assist the Board of Directors in fulfilling their responsibility to the stockholders, potential stockholders and the investment community relating to the Company's financial reporting process and systems of internal control. To carry out these responsibilities, the Board of Directors believes the duties and responsibilities of the Audit Committee should remain flexible in order to best react to changing conditions and to enable it to assure to the Board of Directors and stockholders that the Company's financial systems and reporting practices are in accordance with all requirements and are of the highest quality. The Audit Committee shall be given the resources necessary to satisfy its responsibilities including the authority to institute special investigations and to retain special counsel or experts.

II. Composition

  The Audit Committee shall be appointed by the Board of Directors and shall be composed of not less than three directors all of whom will be financially literate with at least one having professional certification as an Accountant. They will be independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of objective judgment as a Committee member. The members of the Audit Committee shall be directors who were not formerly officers of the Company or any of its subsidiaries. The Chairman of the Audit Committee shall be designated by the Board of Directors.

III. Functions

  The Audit Committee shall perform the following functions:

  1. Recommend the appointment or termination of the Company's independent auditors;

  2. Review the adequacy of the Company's system of internal controls including the reliability of its financial reporting systems; confer with the Company's independent auditors with respect to their assessment of the adequacy of such controls and systems; and review management's response to any material weaknesses in the Company's internal controls which may be identified by the independent auditors;

  3. Confer with the Company's independent auditors concerning the scope of their audit of the financial statements of the Company and its subsidiaries; review and approve the independent auditors' engagement letter; direct the attention of the independent auditors to specific maters or areas deemed by the Committee to be of special significance to the Company and its subsidiaries; authorize such auditors to perform such supplemental reviews or audits as the Committee may deem necessary or appropriate; and receive from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, consistent with the Independence Standards Board Standard No. 1 and engage in a dialogue with the independent auditors on all maters which could affect the independence of the auditors;

  4. Review the Company's significant accounting principles and policies and significant changes thereto; review proposed and implemented changes in accounting standards and principles which have or may have a material impact on the Company's financial statements; review significant management judgments and accounting estimates used in financial statement preparation; and review the accounting for significant corporate transactions;

  5. Review with the independent auditors any disagreements with management or difficulties they may have encountered in performing their audits of the financial statements of the Company and its subsidiaries;

  6. Review the scope of audit and non-audit services provided to the Company and its subsidiaries by the independent auditors and the fees for such services;

  7. Review and recommend approval of (a) the Company's quarterly earnings releases, and (b) the annual financial statements and the Notes thereto which are included in the Company's Annual Reports to Shareholders; and review the independent auditors' letter delivered in connection with their audit of the annual financial statements of the Company and its subsidiaries; and

  8. Initiate, when appropriate, investigations of matters within the scope of its responsibilities.

IV. Meetings

  The Audit Committee will meet a minimum of four times per year.

V. Reporting

  The Audit Committee will report to the Board of Directors all significant issues which were discussed, and make recommendations for action by the full Board when appropriate.

                           DEVON ENERGY CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints J. Larry Nichols with full power of substitution, as true and lawful agent and proxy to represent the undersigned and vote all shares of stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held in the Egbert Room on the second floor of The Renaissance Oklahoma City Hotel, Ten North Broadway, Oklahoma City, Oklahoma, on Thursday, May 17, 2001, at 10:00 a.m., Oklahoma City time. The Board of Directors recommends a vote "FOR" the matters set forth on the reverse side.

     Do not return your Proxy Card if you are voting by Telephone or Internet


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     Please mark
[X]  votes as in this
     example.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BELOW BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN ITEM 1.

1.  ELECTION OF DIRECTORS                                        2.  OTHER MATTERS:

Nominees:  Thomas F. Ferguson,                                        In their discretion, to vote with respect
David M. Gavrin and Michael E. Gellert                           to any other matters that may come before the
                                                                 meeting or any adjournment thereof, including
     FOR                  WITHHELD                               matters incident to its conduct.
(all nominees)      (as to all nominees)

[ ]                         [ ]                                  I RESERVE THE RIGHT TO REVOKE THE PROXY AT
                                                                 ANY TIME BEFORE THE EXERCISE THEREOF.
WITHHELD
(as to nominees listed below)

[ ]


- ---------------------------------------------
You may withhold your vote for a particular
nominee by marking this box and naming the
nominee for which your vote is being withheld.

                                                                 Mark here for address change and note at left          /    /

                                                                 Mark here if you plan to attend the meeting            /    /

                                                                 Please sign exactly as your name appears at left, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.


Signature:_____________________________ Date:____________________  Signature:_____________________________ Date:____________________

     VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           DEVON ENERGY CORPORATION


     The undersigned holder of Exchangeable Shares of Northstar Energy Corporation hereby directs CIBC Mellon Trust Company (the "Trustee") to cast a number of votes equal to the number of Exchangeable Shares owned by the undersigned in accordance with the instructions indicated on the reverse side hereof at the Annual Meeting of Stockholders (or any adjournment thereof) in the Egbert Room on the second floor of The Renaissance Oklahoma City Hotel, Ten North Broadway, Oklahoma City, Oklahoma, on Thursday, May 17, 2001, at 10:00 a.m. Oklahoma City time.

         PLEASE SIGN THIS VOTING DIRECTION CARD AND RETURN IT PROMPTLY
                           IN THE ENCLOSED ENVELOPE.


     Please mark
[X]  votes as in this
     example.

      WHEN PROPERLY EXECUTED, THE TRUSTEE WILL CAST A NUMBER OF VOTES AT
       THE MEETING EQUAL TO THE NUMBER OF EXCHANGEABLE SHARES OF RECORD
            OWNED BY THE UNDERSIGNED IN THE MANNER SPECIFIED BELOW.


              IF NO INSTRUCTIONS ARE GIVEN, NO VOTES WILL BE CAST
                         ON BEHALF OF THE UNDERSIGNED.

1.  ELECTION OF DIRECTORS                                        Please sign exactly as your name appears below, indicating your official position or representative capacity, if
Nominees:  Thomas F. Ferguson,                                   applicable.  If shares are held jointly, each owner should
David M. Gavrin and Michael E. Gellert                           sign.

     FOR                  WITHHELD                               Signature:__________________________________ Date:_________________
(all nominees)      (as to all nominees)
                                                                 Signature:__________________________________ Date:_________________
[ ]                         [ ]

WITHHELD
(as to nominees listed below)

[ ]


- ---------------------------------------------
You may withhold your vote for a particular
nominee by marking this box and naming the
nominee for which your vote is being withheld.